UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2017

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54329	98-0583166
(State or other	(Commission File	(IRS Employer
jurisdiction	Number)	Identification No.)
of incorporation

20271 Goldenrod Lane, Germantown, MD 20876
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01 Entry into a Material Definitive Agreement

            On November 15, 2017, Orgenesis Inc. (the “Company”), MaSTherCell S.A., the Company’s wholly-owned Belgian-based subsidiary (“MaSTherCell”) and the Belgian Sovereign Funds Société Fédérale de Participations et d'Investissement (“SFPI”) entered into a Subscription and Shareholders Agreement (the “Agreement”) pursuant to which SFPI is making an equity investment in MaSTherCell in the aggregate amount of €5million (approximately $5.9 million), for approximately 16.7% of MaSTherCell. The equity investment commitment includes the conversion of the currently outstanding loan of €1 million (approximately $1.1 million) plus accrued interest in the approximate amount of €70 thousand (approximately $77,000), previously made by SFPI to MaSTherCell (the “Loan Amount”).

            Under the Agreement, an initial subscription amount of €2 million (approximately $2.3 million) has been paid and the outstanding Loan Amount been converted. The balance of approximately €2 million is payable as needed by MaSTherCell and called in by the board of directors of MaSTherCell. The proceeds of the investment will be used to expand MaSTherCell’s facilities in Belgium by the addition of five new cGMP manufacturing cleanrooms. This expansion will position MaSTherCell as the European hub for the Company’s continental activities and strengthen its leading position in cell and gene manufacturing. The state-of-the-art design enables MaSTherCell to offer full flexibility for production and process development.

            Under the Agreement, SFPI will be represented by one board member of the five board members of MaSTherCell. In addition, SFPI is entitled to designate one independent board member to the MaSTherCell board who is acceptable to the Company. The Agreement provides that, under certain specified circumstances where MaSTherCell breaches the terms of the Agreement, SFPI is entitled to put its equity interest in MaSTherCell to the Company at a price equal to the subscription price paid by SFPI, plus a specified annual premium ranging from 10% to 25%, depending on the year following the subscription in which the put is exercised. If the Company elects to terminate the Agreement before its scheduled term of seven years (or to not renew the agreement upon its scheduled termination), SFPI is entitled to put its MaSTherCell equity interest to the Company at fair market value (as determined by SFPI and the Company). Additionally, at any time during the first three years following the investment, SFPI is entitled to exchange its equity interest in MaSTherCell into shares of the Company’s common stock par value $0.0001 per share (the “Common Stock”), at a rate equal to the subscription price paid by SFPI divided by $0.52 (subject to adjustment for certain capital events, such as stock splits).

            The Agreement contains customary representations, warranties and covenants by MaSTherCell, in respect of which the Company has undertaken to indemnify SFPI for the consequences of any breach thereof by MaSTherCell.

Item 3.03 Material Modification to Rights of Security Holders.

            Effective November 13, 2017, the Company filed a Certificate of Change to the Articles of Incorporation of the Company (the “Amendment”) to effectuate a reverse stock split of the Company’s Common Stock, at a ratio of 1-for-12 (the “Reverse Stock Split”). The Board of Directors of the Company previously approved the Reverse Stock Split.

Reason for the Reverse Stock Split

            The Reverse Stock Split is being implemented by the Company in connection with an application filed to up-list the Company’s common stock on the NASDAQ Capital Market (“NASDAQ”). The Reverse Stock Split is intended to fulfill the stock price requirements for listing on NASDAQ since the requirements include, among other things, that the Company’s common stock must maintain a minimum per share price of $4.00 or higher for a specified period that will be required by NASDAQ. There is no assurance that the Company’s application to up-list the Company’s common stock on NASDAQ will be approved.

Effective Date; Symbol

            The Reverse Stock Split becomes effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace at the open of business on November 16, 2017 (the “Effective Date”), whereupon the shares of common stock will begin trading on a split-adjusted basis. On the Effective Date, the Company’s trading symbol will change to “ORGSD” for a period of 20 business days, after which the “D” will be removed from the Company’s trading symbol, which will revert to the original symbol of “ORGS”.

Split Adjustment; No Fractional Shares

            On the Effective Date, the total number of shares of the Company’s Common Stock held by each stockholder will be converted automatically into the number of whole shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 12. No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split.

Non-Certificated Shares; Certificated Shares.

            Stockholders who are holding their shares in electronic form at brokerage firms do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts. Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent. The transfer agent will issue a new share certificate reflecting the terms of the Reverse Stock Split to each requesting stockholder.

No Stockholder Approval Required

            Under Nevada law, because the Reverse Stock Split was approved by the Board of Directors of the Company in accordance with NRS Section 78.207, no stockholder approval is required. NRS Section 78.207 provides that the Company may effect the Reverse Stock Split without stockholder approval if (x) both the number of authorized shares of Common Stock and the number of outstanding shares of Common Stock are proportionally reduced as a result of the Reverse Stock Split (y) the Reverse Stock Split does not adversely affect any other class of stock of the Company and (z) the Company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split. As described herein, the Company has complied with these requirements.

            Immediately after the Reverse Stock Split, each stockholder’s percentage ownership interest in the Company and proportional voting power will remain virtually unchanged except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Stock Split. All options, warrants and convertible securities of the Company outstanding immediately prior to the Reverse Stock Split will be appropriately adjusted by dividing the number of shares of Common Stock into which the options, warrants and convertible securities are exercisable or convertible by 12 and multiplying the exercise or conversion price thereof by 12, as a result of the Reverse Stock Split.

            The above description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

            The information required by this Item 5.03 is set forth in Item 3.03 above, which is incorporated herein by reference.

Item 8.01 Other Items.

            Between June 5, 2017 and November 14, 2017, the Company raised from a combination of accredited and off shore investors an aggregate of $4.3 million, of which $2.3 million represent two year loans convertible into units of the Company’s securities, with each unit comprised of one share at a deemed conversion price of $0.52 (subject to adjustment for certain capital events, such as stock splits) and one Common Stock purchase warrant to purchase an additional share of Common Stock exercisable for a three-year period from the date of conversion at a per share exercise price of $0.52 (subject to adjustment for certain capital events, such as stock splits).

            The loans have a mandatory conversion provision whereby the outstanding amounts are converted into the Company’s Common Stock at a fixed rate of $0.52 per shares (subject to adjustment for certain capital events, such as stock splits) upon the earlier to occur of any of the following: (i) the closing of an offering of equity securities of the Company with gross proceeds to the Company greater than $10 million (ii) the trading of the Company’s Common Stock on the over-the counter market or an exchange at a weighted average price of at least $0.52 (adjusted for certain capital events such as stock splits) for fifty (50) consecutive trading days, or (iii) the listing of the Company’s Common Stock on a U.S. National Exchange.

Item 9.01 Financial Statements and Exhibits

(d)        Exhibits

3.1	Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, as filed by Orgenesis Inc. on November 13, 2017

99.2	Press Release of Orgenesis Inc. dated November 15, 2017 relating to the SFPI investment.

99.1	Press Release of Orgenesis Inc. dated November 15, 2017 relating to the Reverse Stock Split.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.
By:

/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer, Treasurer and Secretary

November 16, 2017